                                                                    Exhibit 99.2

NEWS RELEASE

         AMKOR TECHNOLOGY ANNOUNCES PRICING OF $425 MILLION SENIOR NOTES

WEST CHESTER, PA. MAY 1, 2003 - Amkor Technology, Inc. (Nasdaq: AMKR) announced today that it has priced an offering of $425 million of its senior notes. The notes will mature on May 15, 2013 and have a coupon rate of 7-3/4% annually. The issue price of the notes is 100%, with the first interest payment date on November 15, 2003. Amkor intends to use the net proceeds of the issuance to redeem its outstanding 9-1/4% Senior Notes due 2006.

The notes are being sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Contact:

Jeffrey Luth
VP Corporate Communications
Amkor Technology, Inc.
610-431-9600  ext. 5581
jluth@amkor.com